Timberline Resources Approved for Trading on OTC Bulletin Board, Provides Review of Corporate Progress

July 11, 2006 – Coeur d’Alene – Timberline Resources Corporation (OTC:TBLC) announced today that it has commenced trading on the OTC Bulletin Board following approval of its corporate filings by the NASD.

Timberline Chairman and CEO John Swallow stated, “Our move to the OTC Bulletin Board is a significant development, enhancing visibility for our company and providing better liquidity for our shareholders.  We are now looking ahead toward the possibility of a future listing on the AMEX and/or TSX exchanges.”

Graduation to the OTC Bulletin Board is one of several important milestones in Timberline’s corporate progress thus far this year.

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In March, Timberline acquired Kettle Drilling, Inc., a provider of drilling services to the mining and mineral exploration industries.  Thus far in 2006, Kettle is on track to improve substantially on last year’s $5-million revenue figure.

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In May, Timberline hired Paul Dircksen as its VP of Exploration.  Mr. Dircksen brings over 35 years of industry experience discovering and developing mineable deposits and has been tasked with building a top-notch program at Timberline.  (Please see recent Timberline press releases on its Nevada activity, including an exploration partnership and the acquisition of two promising gold properties.)

Swallow continued, “We continue to make tangible progress toward our goal of building a unique investment vehicle within the junior resource sector.  With our profitable drilling business and our highly-qualified exploration team, we provide our shareholders with the opportunity to participate in the ongoing mining and mineral exploration booms without the risks inherent to mine operation and/or to sole reliance on speculative early-stage "drill plays".  We intend to continue with our aggressive growth plans, strategically increasing our drilling revenues, partnering with qualified companies on some exploration projects, and pursuing other projects ourselves.  We will continue to evaluate the risk-reward profile of each of our endeavors on a case-by-case basis."

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with the "blue sky" upside of its experienced mineral exploration team. Timberline is a fully-reporting company with fewer than 20 million shares outstanding. Its common stock is quoted on the OTC Market under the symbol "TBLC."

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on beliefs of management as well as assumptions made by and information currently available to management.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

Contact Information:

John Swallow

Chairman & CEO

Phone: (208) 664-4859

www.timberline-resources.com